EXHIBIT 16



                           J.D. CLOUD & CO. L.L.P.
                           1100 Mercantile Center
                           120 East Fourth Street
                           Cincinnati, Ohio  45202




Securities and Exchange Commission
Washington, D.C. 20549

We were previously the independent certified public accountants for NB&T Financial Group, Inc. ("NBTF"), and on February 5, 2002, we reported on the consolidated financial statements of NBTF as of and for the three years ended December 31, 2001. On March 19, 2002, we were dismissed as the independent certified public accountants of NBTF.

We have read NBTF's statements included under Item 4 of its Form 8-K dated March 19, 2002, and we agree with such statements.




                                  /s/ J. D. Cloud & Co. L.L.P.
                                  -----------------------------
                                  J.D. Cloud & Co. L.L.P.


Cincinnati, Ohio
March 19, 2002